Response to N-SAR Sub-Item 77H:  Changes in Control of
Registrant

(a)	Acquisition of Control

Driehaus International Small Cap Growth Fund

Name of Shareholder:  Charles Schwab & Co. Inc.

Date(s):  05/14/2009

Description of Transaction:  Share Purchase

Percentage of Securities Owned (as of June 30, 2009):
27.31%

Driehaus Emerging Markets Growth Fund

Name of Shareholder:  National Financial Services Corp.

Date(s):  03/19/2009

Description of Transaction:  Share Purchase

Percentage of Securities Owned (as of June 30, 2009):
28.34%

(b)  Cessation of Control